GREENLIGHT RE ANNOUNCES
THIRD QUARTER 2015 FINANCIAL RESULTS

GRAND CAYMAN, Cayman Islands - October 23, 2015 - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the third quarter ended September 30, 2015. Greenlight Re reported a net loss of $219.7 million for the third quarter of 2015, compared to a net loss of $51.8 million for the same period in 2014. The net loss per share for the third quarter of 2015 was $5.98, compared to a net loss per share of $1.40 for the same period in 2014.

Fully diluted adjusted book value per share was $23.29 as of September 30, 2015, a 20.1% decrease from $29.16 per share as of September 30, 2014.

“We are disappointed with our third quarter results as we reported losses on both our underwriting and investment portfolios,” said Bart Hedges, Chief Executive Officer of Greenlight Re. “We completed a review of our run-off book with the assistance of a third party expert and increased reserves on one contract. While these legacy contracts have negatively impacted our results, we are encouraged by the performance of our current underwriting portfolio.”

Financial and operating highlights for Greenlight Re for the third quarter and nine months ended September 30, 2015 include:

•
Gross written premiums of $134.6 million, an increase from $97.2 million in the third quarter of 2014; net earned premiums were $102.0 million, an increase from $79.5 million reported in the prior-year period.

•	An underwriting loss of $27.6 million, compared to underwriting income of $4.0 million in the third quarter of 2014.

•
A composite ratio for the nine months ended September 30, 2015 of 111.0% compared to 94.2% for the prior year period. The combined ratio for the nine months ended September 30, 2015 was 117.4% compared to 100.6% for the prior year period.

•
A net investment loss of 14.2% on Greenlight Re's investment portfolio managed by DME Advisors, LP compared to a net investment loss of 3.7% in the third quarter of 2014. For the first nine months of 2015, the net investment loss was $236.5 million, representing a loss of 16.9%, compared to net investment income of $49.8 million during the comparable period in 2014 when Greenlight Re reported a 3.2% gain.

•	During the third quarter 2015, Greenlight Re repurchased 473,540 Class A ordinary shares at an average price of $28.41. Greenlight Re can repurchase up to an additional 1,386,460 Class A ordinary shares or securities convertible into Class A ordinary shares in the open market under its current share repurchase plan, which expires on June 30, 2016.

On October 23, 2015 A.M. Best affirmed Greenlight Re's rating of "A" (Excellent) but revised the outlook from stable to negative. A.M. Best has indicated that the negative outlook is driven by Greenlight Re's less favorable underwriting results in recent years which have fallen short of A.M. Best's expectations.

“During the third quarter of 2015, our investment portfolio was adversely affected by declining prices in three of our largest investments,” stated David Einhorn, Chairman of the Board of Directors. “With the recent market decline, we have added modestly to our net long exposure.”

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the third quarter ended September 30, 2015 on Thursday, October 29, 2015 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Third Quarter 2015 Earnings Call.

To participate in the Greenlight Capital Re, Ltd. Third Quarter 2015 Earnings Call, please dial in to the conference call at:

U.S. toll free             1-888-336-7152
International            1-412-902-4178

Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10074449

The conference call can also be accessed via webcast at:

http://services.choruscall.com/links/glre151029

A telephone replay of the call will be available from 11:00 a.m. Eastern time on October 29, 2015 until 9:00 a.m. Eastern time on November 6, 2015.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 10074449. An audio file of the call will also be available on the Company's website, www.greenlightre.ky .

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Regulation G
Fully diluted adjusted book value per share is a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options and RSUs as of any period end. Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders' equity to calculate adjusted book value. We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance. In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the reinsurance industry.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is a NASDAQ listed company with specialist property and casualty reinsurance companies based in the Cayman Islands and Ireland.  Greenlight Re provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re's assets are managed according to a value-oriented equity-focused strategy that complements the Company's business goal of long-term growth in book value per share.

Contact:

Garrett Edson
ICR
(203) 682-8331
IR@greenlightre.ky

Media:
Brian Ruby
ICR
(203) 682-8268
Brian.ruby@icrinc.com

GREENLIGHT CAPITAL RE, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2015 and December 31, 2014
(expressed in thousands of U.S. dollars, except per share and share amounts)

	September 30, 2015	December 31, 2014
	(unaudited)	(audited)
Assets
Investments
Debt instruments, trading, at fair value	$28,657	$49,212
Equity securities, trading, at fair value	966,755	1,266,175
Other investments, at fair value	108,125	115,591
Total investments	1,103,537	1,430,978
Cash and cash equivalents	99,351	12,030
Restricted cash and cash equivalents	1,046,157	1,296,914
Financial contracts receivable, at fair value	14,872	47,171
Reinsurance balances receivable	156,952	151,185
Loss and loss adjustment expenses recoverable	3,253	11,523
Deferred acquisition costs, net	54,023	34,420
Unearned premiums ceded	2,680	4,027
Notes receivable	27,546	1,566
Other assets	6,008	5,478
Total assets	$2,514,379	$2,995,292
Liabilities and equity
Liabilities
Securities sold, not yet purchased, at fair value	$800,105	$1,090,731
Financial contracts payable, at fair value	25,864	44,592
Due to prime brokers	266,975	211,070
Loss and loss adjustment expense reserves	302,165	264,243
Unearned premium reserves	189,945	128,736
Reinsurance balances payable	18,652	40,372
Funds withheld	6,428	6,558
Other liabilities	12,629	14,949
Total liabilities	1,622,763	1,801,251
Equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 30,772,572 (2014: 31,129,648): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,895 (2014: 6,254,895))	3,703	3,738
Additional paid-in capital	495,258	500,553
Retained earnings	368,392	660,860
Shareholders’ equity attributable to shareholders	867,353	1,165,151
Non-controlling interest in joint venture	24,263	28,890
Total equity	891,616	1,194,041
Total liabilities and equity	$2,514,379	$2,995,292

GREENLIGHT CAPITAL RE, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

For the three and nine months ended September 30, 2015 and 2014
(expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended September 30		Nine months ended September 30
	2015	2014	2015	2014
Revenues
Gross premiums written	$134,568	$97,200	$357,240	$249,755
Gross premiums ceded	(2,288)	(2,706)	(5,782)	(11,405)
Net premiums written	132,280	94,494	351,458	238,350
Change in net unearned premium reserves	(30,286)	(15,003)	(62,986)	40,685
Net premiums earned	101,994	79,491	288,472	279,035
Net investment income (loss)	(191,322)	(54,027)	(236,456)	49,755
Other income (expense), net	(542)	2,664	(2,714)	1,445
Total revenues	(89,870)	28,128	49,302	330,235
Expenses
Loss and loss adjustment expenses incurred, net	97,421	53,028	237,281	177,035
Acquisition costs, net	32,146	22,478	82,926	85,844
General and administrative expenses	5,382	6,013	18,436	17,771
Total expenses	134,949	81,519	338,643	280,650
Income (loss) before income tax expense	(224,819)	(53,391)	(289,341)	49,585
Income tax benefit	1,233	254	1,394	828
Net income (loss) including non-controlling interest	(223,586)	(53,137)	(287,947)	50,413
Loss (income) attributable to non-controlling interest in joint venture	3,909	1,369	4,627	(1,509)
Net income (loss)	$(219,677)	$(51,768)	$(283,320)	$48,904
Earnings (loss) per share
Basic	$(5.98)	$(1.40)	$(7.73)	$1.31
Diluted	$(5.98)	$(1.40)	$(7.73)	$1.29
Weighted average number of ordinary shares used in the determination of earnings and loss per share
Basic	36,710,216	36,984,650	36,636,464	37,214,809
Diluted	36,710,216	36,984,650	36,636,464	37,874,627

The following table provides the ratios for the nine months ended September 30, 2015 and 2014:

	Nine months ended September 30
		2015			2014
	Frequency	Severity	Total	Frequency	Severity	Total

Loss ratio	87.4%	5.4%	82.3%	66.8%	14.5%	63.4%
Acquisition cost ratio	27.9%	41.3%	28.7%	31.5%	19.3%	30.8%
Composite ratio	115.3%	46.7%	111.0%	98.3%	33.8%	94.2%
Internal expense ratio			4.9%			5.5%
Corporate expense ratio			1.5%			0.9%
Combined ratio			117.4%			100.6%